Exhibit 5.1

March 13, 2026

Bone Biologics Corporation

2 Burlington Woods Drive, Suite 100

Burlington, MA 01803

Re:	Shelf Takedown Off of Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Bone Biologics Corporation, a Delaware corporation (the “Company”), in connection with the offer and sale by the Company from time to time of up to an aggregate of $1,064,000 of shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), pursuant to an At The Market Offering Agreement, dated September 27, 2024 (the “At The Market Offering Agreement”), between the Company and H.C. Wainwright & Co., LLC, as sales agent (the “Offering”). The Shares are being offered and sold pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-288290), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the prospectus contained therein, dated September 2, 2025 (the “Base Prospectus”), and the prospectus supplement filed under Rule 424(b)(5) of the Securities Act, dated March 13, 2026 (the “Prospectus Supplement”).

As such counsel, we have assisted in the preparation and filing with the Commission of the Prospectus Supplement, which supplemented the Base Prospectus that was part of the Registration Statement that became effective with the Commission on September 2, 2025.

In connection with the foregoing, we have examined the At The Market Offering Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, (the “Certificate of Incorporation”), the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
rochester, ny ● buffalo, ny ● albany, ny ● corning, ny ● new york, ny

Bone Biologics Corporation

March 13, 2026

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares have been authorized for issuance and, when the Shares are issued, delivered and paid for in accordance with the terms and conditions of the At The Market Offering Agreement, the Shares will be validly issued, fully paid and non-assessable.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Certificate of Incorporation and the Bylaws, as currently in effect, will not have been modified or amended and will be in full force and effect; (iii) that no more than 1,064,000 Shares will be sold for a consideration not less than the par value of the Common Stock; and (iv) the Company is validly existing and in good standing at the time of issuance.

The opinions expressed herein are limited exclusively to the applicable provisions of the Delaware General Corporation Law as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to a Current Report on Form 8-K to be filed in connection with the Offering and the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP